Exhibit 3.78

LIMITED PARTNERSHIP AGREEMENT

OF

ASR TX LEASE OWNER LP

i

EXHIBITS:

Exhibit A - Tax Appendix

ii

LIMITED PARTNERSHIP AGREEMENT

OF

ASR TX LEASE OWNER LP

This LIMITED PARTNERSHIP AGREEMENT OF ASR TX LEASE OWNER LP (this “Agreement”) is made and entered into effective as of the      day of             , 2006, by and among ASR TX LEASE OWNER GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), and ASR OWNER LLC, a Delaware limited liability company, as limited partner (the “Limited Partner”).

W I T N ES S E T H

WHEREAS, ASR TX LEASE OWNER LP (the “Partnership”) has been formed pursuant to and in accordance with the Act (as hereinafter defined) by filing the Certificate (as hereinafter defined) in the office of the Secretary of State of the State of Texas.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, the terms set forth below shall have the following respective meanings:

“Act” means the Texas Revised Limited Partnership Act, as amended from time to time.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the preamble of this Agreement.

“Capital Account” means, with respect to any Partner, an account that is increased by (i) the amount of cash and the fair market value of any additional property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or to take subject to under Section 752 of the Code), (ii) the amount of any Net Profits allocated to such Partner pursuant to Section 7.1, and (iii) the amount of any special allocations of income or gain to such Partner pursuant to Exhibit A and decreased by (a) the amount of money distributed to such Partner by the Partnership, (b) the amount of the fair market value of any property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (c) the amount of any Net Losses allocated to such Partner pursuant to Section 7.1, and (d) the amount of any special allocation of deductions or losses to such Partner pursuant to Exhibit A. The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If an event described in Regulation § 1.704-1(b)(2)(iv)(f) occurs, the General Partner may adjust the Capital Accounts of the Partners and the book value of the Partnership’s assets in accordance with Regulation § 1.704-1(b)(2)(iv)(f) and (g) as prescribed in Exhibit A.

“Capital Contribution” means, with respect to any Partner as of any particular date, the amount which such Partner has contributed or is deemed to have contributed to the Partnership in accordance with the provisions of this Agreement.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of Texas, as amended from time to time in accordance with the terms hereof and the Act.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Fiscal Year” shall mean a period of twelve (12) calendar months, commencing on January 1 and ending on December 31 of such calendar year; provided, however, the initial Fiscal Year shall commence upon the formation of the Partnership, and end on December 31, 2006.

“General Partner” means ASR TX LEASE OWNER GP LLC, a Delaware limited liability company, and also includes any other Person admitted to the Partnership as a general partner in accordance with the provisions hereof.

“Indemnitee” has the meaning specified in Article IX(a).

“Limited Partner” means ASR OWNER LLC, a Delaware limited liability company, and also includes any other Person admitted to the Partnership as a limited partner in accordance with the terms hereof.

‘‘Net Losses” and “Net Profits” shall have the meanings specified in Exhibit A.

“Partner” means either the General Partner or any Limited Partner, and “Partners” means the General Partner and all Limited Partners.

“Partnership” has the meaning specified in the recitals.

“Partnership Expenses” has the meaning specified in Section 3.4.

“Partnership Percentage” means 99.0% in the case of the Limited Partner and 1.0% in the case of the General Partner.

“Person” means an individual or a corporation, limited liability company, partnership (whether general, limited or limited liability), trust, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

“Regulatory Allocations” has the meaning specified in Section 2(i) of Exhibit A of this Agreement.

“Transfer” means a sale, assignment, transfer, gift, encumbrance, hypothecation, mortgage, pledge, exchange or any other conveyance or disposition by law or otherwise, voluntarily or involuntarily.

ARTICLE II.

GENERAL PROVISIONS

Section 2.1. Formation. The Partnership has been formed as a limited partnership pursuant to and in accordance with the provisions of the Act. The General Partner has executed and filed with the Secretary of State of the State of Texas a Certificate conforming to the requirements of the Act. The Partnership shall make any filings or disclosures required by the laws of any other state with respect to the qualification of the Partnership as a foreign limited partnership under the internal laws of each such state. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

Section 2.2. Name. The name of the Partnership shall be ASR TX LEASE OWNER LP. The business of the Partnership shall be conducted under the name ASR TX LEASE OWNER LP or such other name as the General Partner may from time to time determine in its sole discretion.

Section 2.3. Place of Business. The principal place of business of the Partnership shall be at 250 East Park Center Blvd, West Plaza, Boise, Idaho 83726. The General Partner may change the principal place of business at any time and from time to time by notice to the Limited Partners. The Partnership may also have such other places of business as the General Partner determines to be appropriate.

Section 2.4. Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Texas is c/o CT Corporation System, 1021 Main Street, Suite 1150, Houston, Texas 77002, Phone: (713) 658-9486, For Toll Free Calls: 800-324-0754, Fax: (713) 658-9720. The name and address of the registered agent for service of process on the Partnership in the State of Texas is CT Corporation System, 1021 Main Street, Suite 1150, Houston, Texas 77002, Phone: (713) 658-9486, For Toll Free Calls: 800-324-0754, Fax: (713) 658-9720. The General Partner may change the registered office and the registered agent from time to time. The General Partner shall promptly notify the Limited Partners of any such change pursuant to notice provisions of Section 12.9 of this Agreement.

Section 2.5. Term. The term of the Partnership commenced upon the filing of the Certificate with the Secretary of State of the State of Texas and shall continue until the Partnership is dissolved and its business affairs are wound up pursuant to Article XI.

Section 2.6. Purpose. The purpose of the Partnership shall be to engage in the following activities:

(a) Purpose:

(i)	to acquire, own, hold, manage, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, certain real estate which the Partnership has acquired or will acquire, and whether with unrelated third parties or with affiliated entities;

(ii)	to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities; and

(iii)	to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships formed under the laws of the State of Texas that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

(b) The Partnership, by or through the General Partner on behalf of the Partnership, may enter into and perform the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Partnership Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Partnership or the General Partner to enter into other agreements on behalf of the Partnership.

Section 2.7. Powers. The Partnership shall be empowered to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

Section 2.8. Ownership. The partnership interest of each Partner shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property or interest owned by the Partnership except as a Partner in the Partnership.

ARTICLE III.

THE GENERAL PARTNER; MANAGEMENT

Section 3.1. Authority of the General Partner. Except as otherwise provided in this Agreement, the General Partner (i) shall have the power on behalf of the Partnership to carry out any and all of the purposes of the Partnership and perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, and (ii) shall have, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Partnership, all rights and powers of a general partner of a limited partnership under the Act. Subject to Section 3.2 or as otherwise expressly provided for in this Agreement, the General Partner may do or cause to be done, by acting directly or through any duly appointed officers of the Partnership, any act which is necessary or desirable to carry out any of the purposes of the Partnership, including, without limitation, any of the following:

(a) to enter into, make, deliver and perform all contracts, agreements, instruments and other undertakings as the General Partner may determine to be necessary, advisable, appropriate or incidental to the carrying out of the objects and purposes set forth above or contemplated hereby, the taking of such action by the General Partner to be conclusive evidence of such determination;

(b) to and perform, or cause to be performed, all of the Partnership’s obligations under any agreement or contract to which the Partnership is a party;

(c) to arrange financing for the Partnership and to cause the Partnership to directly borrow money or otherwise directly assume, incur, guarantee or otherwise become liable for any amount of indebtedness (including, without limitation, indebtedness for accrued expenses or ordinary trade payables) in connection with the acquisition of any assets of the Partnership or the operation of the Partnership’s business;

(d) to cause the Partnership to be a venturer, partner, stockholder, holder of a beneficial interest or other participant or owner in a joint venture, partnership (whether limited, limited liability or general), corporation, limited liability company, trust or other venture or enterprise;

(e) to employ or consult such Persons as it shall deem necessary, appropriate or advisable for the operation and management of the Partnership, including, without limitation, brokers, accountants, engineers, attorneys or specialists in any field of endeavor whatsoever, and to authorize any such Person to act for and on behalf of the Partnership;

(f) to make expenditures as are required to operate and manage the Partnership and the Partnership’s assets;

(g) to deposit the funds of the Partnership in the Partnership’s name in any bank or trust company and to entrust to such bank or trust company any of the securities, monies, documents and papers belonging to or relating to the Partnership; or to deposit with and entrust to any brokerage firm that is a member of any national securities exchange any of said funds, securities, monies, documents and papers belonging to or relating to the Partnership;

(h) to possess, monitor, manage, or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to assets or property held or owned by the Partnership;

(i) to make appropriate elections and other decisions with respect to tax and accounting matters;

(j) to bring and defend actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

(k) to acquire and enter into any contract of insurance necessary or desirable for the protection or conservation of the Partnership and its assets or otherwise in the interest of the Partnership (including directors and officers insurance or the equivalent thereof) as the General Partner, in its discretion, shall determine;

(I) to distribute funds to the Partners by way of cash or otherwise, all in accordance with the provisions of this Agreement; and

(m) to do any other act which is necessary or desirable to carry out any of the purposes of the Partnership.

Section 3.2. Limitations on the Authority of the General Partner.

Notwithstanding any term or provision set forth in this Agreement to the contrary, the General Partner shall not have the authority, right, power or privilege to do or undertake any of the following (or to authorize or permit, by action or inaction, any of the following) without approval by the Limited Partner:

(a) merge or consolidate the Partnership with or into any other Person;

(b) sell, assign, transfer, exchange or otherwise dispose of all or substantially all of the properties or assets of the Partnership;

(c) voluntarily file a petition in bankruptcy with respect to the Partnership; or

(d) bind the Limited Partner or act as the agent of the Limited Partner in any manner whatsoever.

Section 3.3. Officers.

(a) The General Partner may appoint from time to time such officers of the Partnership as the General Partner shall determine are appropriate, necessary, or desirable for the operation and business of the Partnership. Any officers so appointed shall have such authority and perform such duties as the General Partner may delegate to them. The General Partner may assign titles to particular officers. Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Texas Business Corporation Act, the assignment of such title shall constitute the assignment to such officer of the duties that are normally associated with that office, subject to any specific assignment of duties made to such officer by the General Partner. Each appointed officer shall hold office until his successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed by the General Partner.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the General Partner whenever in its judgment the best interests of the Partnership will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Partnership may be filled by the General Partner.

Section 3.4. Partnership Expenses. The Partnership shall be responsible for and shall pay all Partnership Expenses. All Partnership Expenses shall be paid out of funds of the Partnership determined by the General Partner in its sole discretion to be available for such purpose. As used herein, the term “Partnership Expenses” means all fees, costs, expenses, open purchase orders, liabilities, charges, and other obligations incurred with respect to the conduct of the business of the Partnership and its business and assets, as determined by the General Partner.

Section 3.5. Certain Activities of the General Partner.

(a) The General Partner shall devote its personnel, time and energies to administering the business of the Partnership to the extent necessary to enable the General Partner to perform its duties as set forth in this Agreement. In administering the business of the Partnership, the General Partner shall use due diligence to cause the Partnership to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which would materially adversely affect the business, results of operations or financial condition of the Partnership.

(b) Except as expressly provided in this Section 3.5, no Partner and none of its Affiliates, shareholders, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited under this Agreement from engaging in other activities or business ventures of any kind or character whatsoever. Each of the Partners and its Affiliates, shareholders, members, directors, partners, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Partnership.

Section 3.6. Contracts with Affiliates. The Partnership may enter into such contracts or agreements for the purchase or sale of goods or services with a Partner or its Affiliates as the General Partner determines are necessary, appropriate or desirable in conducting the Partnership’s business and operations.

Section 3.7. Other Matters Affecting the General Partner. The General Partner (a) shall not be liable to the Partnership or any Partner for losses sustained, liabilities incurred, or benefits not derived by the Partners in connection with any decisions made by, or actions taken or not taken by, the General Partner, so long as the General Partner was not guilty of gross negligence or willful or wanton misconduct, (b) may exercise any of the powers granted to it hereunder and perform any of the duties imposed upon it hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent appointed and supervised in good faith, (c) may rely, and shall be protected in acting or refraining from acting, upon any consent, approval and any other action taken by the Limited Partners, and upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (d) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers, and any act taken or omitted to be taken in reliance upon the opinion or advice (whether written or oral) of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be presumed to have been done or omitted in good faith, and (e) shall not be liable to the Partnership or the Partners for the failure to perform any obligation that the General Partner cannot perform because the Partnership does not have sufficient funds to pay the cost and expense relative to such obligation.

ARTICLE IV.

THE LIMITED PARTNERS

Section 4.1. Limited Partners’ Rights and Duties. Generally. Except as otherwise required by the Act, no Limited Partner shall be personally liable for any of the debts or obligations of the Partnership, and the liability of each Limited Partner to the Partnership shall be limited to the total Capital Contributions that the Limited Partner is required to make to the Partnership under Article V, and such liability shall be enforceable only by the Partnership and the Partners thereof and not by any creditors of the Partnership. The Limited Partners shall have such approval and consent rights as are specifically provided for in this Agreement or pursuant to the Act, but shall not participate in the management or control of the Partnership’s operations, business or affairs, transact any business for the Partnership or have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. Limited Partners may exercise any such approval or consent rights at a meeting of the Partners or by written consent.

ARTICLE V.

CAPITAL CONTRIBUTIONS

Section 5.1. Admission of Partners. Upon the later of the execution and delivery or effective date of this Agreement, the General Partner and the Limited Partner will be admitted to the Partnership.

Section 5.2. Capital Contributions. After the effective date hereof, capital contributions shall be made to the capital of the Partnership, in cash or property, in such amounts and at such times as are determined by the General Partner to be necessary or desirable to enable the Partnership to properly operate and maintain its assets and to discharge its costs, expenses, obligations, and liabilities. Any such additional capital contributions shall be made by the Partners in proportion to their respective Partnership Percentages.

Section 5.3. Return of Capital. No Partner shall have the right to demand or receive the return of such Partner’s Capital Contributions to the Partnership, even in the event of withdrawal of the General Partner, whether or not such withdrawal is permitted hereunder or in breach hereof.

Section 5.4. Interest on Capital Contributions. No Partner shall receive any interest on such Partner’s Capital Contributions or such Partner’s Capital Account, notwithstanding any disproportion therein as between the Partners.

ARTICLE VI.

ACCOUNTING; BOOKS AND RECORDS; TAX MATTERS

Section 6.1. Bank Accounts. The General Partner shall, at the expense of the Partnership, deposit all funds collected by it relating to the Partnership into an account or accounts in the name of the Partnership, as determined by the General Partner. Withdrawals from said accounts shall be made by signatures only of such Persons as designated by the General Partner.

Section 6.2. Records. The General Partner shall maintain for the Partnership books and records in the form determined by the General Partner. Any Partner shall, at its expense, have access to such books and records, all of which the General Partner agrees to keep at the Partnership’s principal offices, provided that the Partner exercising such right shall not unreasonably interfere with or disrupt Partnership business.

Section 6.3. Books of Account; Reports. The General Partner shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Partnership’s operations, business and affairs as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or which are required by the Act. Except as otherwise expressly provided herein, such books and records shall be maintained utilizing the accrual method of accounting in accordance with generally accepted accounting principles. The General Partner shall cause to be prepared and furnished to the Partners such financial reports and statements as the General Partner determines are useful or appropriate.

Section 6.4. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of any federal, state, and local income tax returns and reports required to be filed on behalf of the Partnership. The General Partner shall also arrange for the preparation and timely filing of all other returns required of the Partnership for federal, state, or local tax purposes.

Section 6.5. Tax Elections. The General Partner shall, in its sole and absolute discretion, determine whether to make or revoke any available election pursuant to the Code or other tax law.

Section 6.6. Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes under Section 6231(a)(7) of the Code and the Partners shall take any and all steps required under the Code to ensure that the General Partner is properly designated as the “tax matters partner.”

ARTICLE VII.

ALLOCATIONS

Section 7.1. Allocation of Net Profits and Net Losses to Capital Accounts.

Except as otherwise provided in Exhibit A hereto, Net Profits and Net Losses (and items thereof) for a Fiscal Year or other period shall be allocated among the Partners for Capital Account purposes in proportion to their respective Partnership Percentages.

Section 7.2. Special Allocations to Capital Accounts. The special allocations set forth in Exhibit A are hereby incorporated into this Agreement. The Partners intend for the Partnership’s allocations of income, gains, losses, deductions, and credits to comply with the provisions set forth in Code Section 704 and the corresponding Regulations. Accordingly, the Partners agree that, notwithstanding any other provision of this Agreement, the General Partner may revise such allocations to the extent that the General Partner, in its discretion, determines that such revision is necessary or desirable for the Partnership’s allocations to comply with the Code and Regulations.

Section 7.3. Tax Allocations: Code Section 704(c).

(a) Allocations for income tax purposes shall be made in accordance with the allocations of the corresponding items made for capital account purposes pursuant to this Article VII.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value (computed in accordance with the definition thereof in Section 1 of Exhibit A of this Agreement). Allocations pursuant to this Section 7.3(b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account, or share of Net Profits, Net Loss, or distributions, pursuant to any provision of this Agreement.

(c) In the event the Carrying Value of any Partnership asset is adjusted pursuant to the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Partnership shall elect to apply an allocation method permitted by the Regulations under Code Section 704(c).

ARTICLE VIII.

DISTRIBUTIONS

If, and solely to the extent that, the General Partner determines that the Partnership has cash available for distribution, any such distribution shall be made among the Partners in proportion to their respective Partnership Percentages.

ARTICLE IX.

INDEMNIFICATION

(a) To the fullest extent permitted by law, (i) the General Partner, (ii) Affiliates of the General Partner and officers, directors, stockholders, members, managers, general partners and employees of the General Partner or its Affiliates who perform or are alleged to perform any duties, responsibilities or functions for or on behalf of the Partnership or the General Partner, and (iii) all officers of the Partnership (individually, an “Indemnitee”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status specified in clause (i), (ii), or (iii) above, if (x) the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful; and (y) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendre, or its equivalent, shall not, of itself, create a presumption that the Indemnitee failed to meet the standards for indemnification set forth in the immediately preceding sentence.

(b) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article IX shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Article IX.

(c) The indemnification provided by this Article IX shall be in addition to any other rights to indemnification or contribution to which those indemnified may be entitled from the Partnership pursuant to any approval by the Partners or as a matter of law, both as to (x) an action in a capacity described in clause (i), (ii), or (iii) of paragraph (a) above and (y) an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity (but only as to actions taken by such Indemnitee prior to such Indemnitee ceasing to serve in such capacity) and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. The Partnership may indemnify an Indemnitee against, or make contribution in respect of, losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred by an Indemnitee on a basis other than that described in this Article IX if such indemnification or contribution is approved by both the General Partner and the Limited Partner.

(d) To the extent commercially reasonable, the Partnership may purchase and maintain insurance on behalf of the General Partner, and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. Any indemnification under this Article IX shall first be satisfied out of insurance proceeds to the extent such proceeds have been received by the Partnership. In the event that any assets of the Partnership are used to satisfy any indemnification obligation hereunder and insurance proceeds are subsequently received in respect of the losses, claims, damages, liabilities or expenses in respect of which indemnification has been provided, such proceeds shall be used to repay the Partnership for the amounts used by it to satisfy such indemnification obligation.

(e) Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. In no event may an Indemnitee subject any of the Partners to personal liability by reason of these indemnification provisions.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Article IX because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement, provided that such indemnification shall only extend to such Indemnitee’s activities with respect to or on behalf of the Partnership, and not to such Indemnitee’s other interest in the transaction.

(g) The indemnification provided in this Article IX is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other Persons.

ARTICLE X.

TRANSFERS AND WITHDRAWALS

Section 10.1. Transfer. Except as provided in this Article X, no partnership interest in the Partnership shall be Transferred, in whole or in part. Any attempted Transfer shall be void ab initio.

Section 10.2. Limited Partner Transfers. A Limited Partner may Transfer part or all of its partnership interest if it first obtains the written consent of the General Partner, which consent shall be in the General Partner’s sole and absolute discretion and may be withheld for any reason.

Section 10.3. Substitute Limited Partner. The transferee of a partnership interest permitted pursuant to Section 10.2 shall be admitted to the Partnership as a Limited Partner upon its execution of a written agreement to be bound by all of the provisions of this Agreement.

Section 10.4. Assignment of the General Partner’s Interest. The General Partner shall not Transfer any portion of its partnership interest, without the consent of the Limited Partner.

Section 10.5. Substitute General Partner. A transferee of the General Partner’s partnership interest which is transferred in accordance with the provisions of this Agreement shall be admitted to the Partnership as a general partner, effective as of the date of such Transfer. A successor to all of the partnership interest of the General Partner shall carry on the business of the Partnership without dissolution.

Section 10.6. Allocations Between Transferor and Transferee. If any Transfer of a partnership interest occurs during a Fiscal Year, Articles VII and VIII shall be applied to the assignor and assignee on the basis of any method selected by the General Partner which is permitted by law.

Section 10.7. Withdrawal. No Partner shall be permitted to withdraw from the Partnership.

ARTICLE XI.

DISSOLUTION

Section 11.1. Dissolution Events.

(a) Except as set forth in Section 1l.l(b), no Partner shall have the right to dissolve the Partnership.

(b) The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:

(i) The sale, distribution, or other disposition of all or substantially all of the assets of the Partnership;

(ii) The entry of a decree of judicial dissolution of the Partnership pursuant to Section 8.02 of the Act; or

(iii) Subject to Section 11.2, the occurrence of an event with respect to the General Partner described in Section 4.02(a)(4) of the Act.

Section 11.2. Election to Continue the Partnership. Upon the occurrence of an event with respect to the General Partner described in Section 4.02(a)(4) of the Act, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners. Following the occurrence of any such event, the Partnership shall not be dissolved and its business shall be continued with the Partnership properties and assets, and such properties and assets shall not be liquidated, if, within ninety (90) days after the occurrence of such event, the Limited Partners unanimously agree in writing to continue the Partnership and to elect a Person to be admitted to the Partnership as successor general partner thereof, who shall be required to assume all of the obligations of the General Partner. Upon the satisfaction of all conditions necessary to the continuation of the Partnership, including the admission of a successor general partner thereof and the amendment of the Partnership’s Certificate to the extent required by applicable law, the Partnership shall be continued without any further consent or approval of any Partner, in which case the Partnership shall continue to conduct the business of the Partnership with the Partnership’s properties and assets in accordance with, and the Partnership and interests of the Partners shall continue to be governed by, the terms and provisions of this Agreement. If the business of the Partnership is continued pursuant to this Section 11.2, the withdrawing General Partner’s interest in the Partnership shall thereafter be held as an interest of a Limited Partner, and the interest in the Partnership acquired by the successor general partner shall (if acquired from the Partnership) reduce the interests of all other Partners (including the withdrawing General Partner) ratably in relation to their interest in the Partnership prior to such reduction.

Section 11.3. Winding Up.

(a) Upon the occurrence of an event of dissolution described in Section 1l.l(b) (and provided that no election to continue the Partnership has been made pursuant to Section 11.2), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with the winding up of the Partnership’s business and affairs. The General Partner shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and shall handle the liquidation of the Partnership’s assets. The proceeds realized by the Partnership from the liquidation of its assets shall be applied and distributed in the following order:

(i) first, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(ii) second, to the payment and discharge of any debts owed the Partners, including any Partnership Expenses paid by the General Partner on behalf of the Partnership for which the General Partner has not been reimbursed by the Partnership; and

(iii) the balance, if any, shall be distributed among the Partners in proportion to their respective positive Capital Account balances.

(b) Notwithstanding the provisions of Section 11.3(a) which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, the General Partner, in its sole discretion, may distribute Partnership assets in kind. In such a case, the assets to be distributed in kind shall be deemed to have been sold for their fair market value and, immediately prior to the distribution, the Net Profit or Loss resulting from such deemed sale shall be allocated to the Capital Accounts of the Partners pursuant to Article VII hereof. All such distributions in kind shall be made among the Partners in proportion to their respective positive Capital Account balances.

Section 11.4. Rights of Limited Partners. Except as otherwise provided in this Agreement, the Limited Partners shall look solely to the assets of the Partnership for the return of their Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

Section 11.5. Termination of Partnership and Cancellation of Certificate. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 11.3, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 11.6. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

Section 11.7. Negative Capital Accounts. No Partner shall be liable to the Partnership or to any other Partner for any negative balance outstanding in such Partner’s Capital Account.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Amendments. This Agreement generally may be modified or amended only with the written consent of the General Partner and the Limited Partner; provided, however, that:

(a) Subject to paragraphs (b) and (c) below, the General Partner shall have the power to amend this Agreement as may be required to (i) reflect any change that does not adversely affect the Limited Partner in any material respect and (ii) cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with the law or with the provisions of this Agreement;

(b) No amendment that would cause the Partnership to fail to be treated as a limited partnership for state law purposes or change the limited liability status of the Limited Partner or that would change the participation of the Limited Partner in the income, gain, loss, deductions, expenses, credits, capital or distributions of the Partnership or that would otherwise adversely affect in any respect the financial or economic terms to which the Limited Partner is entitled as of the date the Limited Partner was admitted to the Partnership may be made without the written consent of the Limited Partner; and

(c) No amendment shall be made to change the level of required Partnership Percentages for any consents required hereunder to the taking of any action, unless such amendment is approved by Partners holding aggregate Partnership Percentages equal to or in excess of the required amount.

Section 12.2. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Partners with respect to the subject matter hereof and replaces and supersedes any prior oral or written agreements by and among the Partners.

Section 12.3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of the choice of law provisions thereof) of the State of Texas as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 12.4. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective transferees, successors and assigns.

Section 12.5. Interpretation. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. All headings, titles or captions herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. If any provision of this Agreement or the application thereof to any person or circumstances is or becomes invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 12.6. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged.

Section 12.7. Execution of Documents. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes.

Section 12.8. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns (except that the provisions of Article IX shall inure to the benefit of each of the Indemnitees ), and no other Person (except to the extent provided in the immediately preceding parenthetical) shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. No third party, including any creditor of the Partnership, shall have any right to enforce any contribution of capital or other advance of funds by any Partner.

Section 12.9. Notices. All notices and other communications provided for herein shall be given or made in writing and mailed or delivered to the intended recipient at the following addresses:

If to the General Partner, to it at:

ASR TX LEASE OWNER GP LLC

250 East Park Center Blvd

West Plaza

Boise, Idaho 83726

If to the Limited Partner, to it at:

ASR OWNER LLC

250 East Park Center Blvd

West Plaza

Boise, Idaho 83726

All such communications shall be deemed to have been duly given when personally delivered or, in the case of a mailed notice, upon depositing the notice in the mail, postage prepaid and return receipt requested, in each case given or addressed as aforesaid. Any party hereto may, at any time by giving ten (10) days’ prior written notice to the other parties hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

Section 12.10. Waiver. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to the exercise of any right or remedy resulting from a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.11. Liability. In no circumstances shall a shareholder, limited partner, director, officer, manager, member, employee or agent of a Partner, or a partner in or member or trustee of a Partner, be personally liable for any of the obligations of a Partner under this Agreement. Except in the case of a failure to make Capital Contributions as specified in Article V, in no event shall the Limited Partner be or become obligated personally to respond in damages to the Partnership or any other Partner with respect to this Agreement or on account of its being a Limited Partner, and any claim or judgment in favor of the Partnership or such other Partner shall be limited accordingly so that the Partnership and such other Partner shall look only to the Limited Partner’s partnership interest in the Partnership for the recovery of such claim or judgment and not to any of the Limited Partner’s other assets.

ARTICLE XIII.

SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Notwithstanding any other provisions of this Agreement, the General Partner and the Partnership shall take all actions necessary to cause the Partnership and General Partner, to comply with, and will refrain from taking any actions in violation of, the defined term “Special Purpose Bankruptcy Remote Entity,” as such term is defined in Exhibit B attached hereto. Any substitute General Partner permitted under this Agreement shall be required to comply with this Article XIII.

Notwithstanding any other provisions of this Agreement, so long as the Loan (as such term and other capitalized terms used herein but not otherwise defined are defined in that certain Loan and Security Agreement dated as of             , 2006 (the “Loan Agreement”) by and among Lender (as defined therein) and Borrowers (as defined therein)) is outstanding, neither the Partnership nor the General Partner shall permit any Transfer other than a Permitted Transfer.

ARTICLE XIV.

PARTNERSHIP INTERESTS

Each partnership interest in the Partnership shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Texas, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Partnership shall maintain books for the purpose of registering the Transfer of partnership interests. A Transfer of partnership interests in the Partnership shall require the delivery of an endorsed certificate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the General Partner and the Limited Partner have executed this Agreement on the date set forth opposite their signatures, to be effective as of the date set forth in the first paragraph of this Agreement.

GENERAL PARTNER:

ASR TX LEASE OWNER GP LLC, a Delaware limited liability company

By:	/s/ Todd Kristol
	Name:	Todd Kristol
	Title:	Vice President

LIMITED PARTNER:

ASR OWNER LLC, a Delaware limited liability company

By:	/s/ Todd Kristol
	Name:	Todd Kristol
	Title:	Vice President

EXHIBIT A

TAX APPENDIX

1. Definitions. Terms defined in the Limited Partnership Agreement of ASR TX LEASE OWNER LP will have the same meaning in this Exhibit A. In addition, the following terms will have the meanings set forth below:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(a) Crediting to such Capital Account (i) any amount which such Partner is obligated to restore following the liquidation of such Partner’s partnership interest in the Partnership (pursuant to the terms of this Agreement or otherwise) and (ii) any amount which such Partner is deemed obligated to restore in accordance with Regulations Sections 1.704-l(b)(2)(ii)(c), 1.704-2(g)(l) and 1.704-2(i)(5); and

(b) Debiting to such Capital Account the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5), and (6).

This definition is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d), and will be interpreted consistently therewith.

“Book Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to the Partnership’s assets for such year or other period for federal income tax purposes, except that if the Carrying Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation with respect to such asset will be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such year is zero, Book Depreciation will be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Carrying Value” means, with respect to any asset the asset’s adjusted basis for federal income taxes, subject to the following exceptions and adjustments:

(a) The initial Carrying Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(b) The Carrying Value of all Partnership assets will be adjusted to equal their respective gross fair market values, as determined by the General Partner, immediately preceding the occurrence of any of the following events: (i) the acquisition of any interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (which for this purpose will include the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B));

(c) The Carrying Value of any Partnership asset distributed to any Partner will be the gross fair market value of such asset on the date of distribution;

(d) The Carrying Values of Partnership assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 2(g); provided, however, that Carrying Values will not be adjusted pursuant to this subsection (d) to the extent the General Partner determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) If the Carrying Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Carrying Value will thereafter be adjusted by the Book Depreciation (calculated in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)) taken into account with respect to such asset for purposes of computing Net Profits and Net Loss.

“Net Profits” or “Net Losses,” as the case may be, for any period, means an amount equal to the Partnership’s Taxable Income or Taxable Loss for such period, with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Loss pursuant to this definition will be added to such Taxable Income or will reduce such Taxable Loss;

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this definition, will be subtracted from such Taxable Income or Loss;

(c) If the Carrying Value of any Partnership asset is adjusted pursuant to subsection (b) or (c) of the definition of Carrying Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Loss;

(d) Gain or loss resulting from the disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such Taxable Income or Loss, there will be taken into account Book Depreciation for such taxable year or other period; and

(f) Notwithstanding any other provision of this definition, any item which is specially allocated pursuant to Section 2 will not be taken into account in computing Net Profit or Net Loss.

“Partnership Minimum Gain” means has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the same meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Taxable Income” or “Taxable Loss,” as the case may be, for any period, means the taxable income or taxable loss of the Partnership for such period, determined in accordance with Code Section 703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1).

2. Special Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article VII of the Partnership Agreement, if there is a net decrease in Partnership Minimum Gain during any taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of Article VII of the Partnership Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any taxable year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.7041(b)(2)(ii)(d)(4), (5) or (6), that, after tentatively taking into account all allocations that would be made for the current period under this

Agreement (other than allocations pursuant to this Section 2(c)), would cause or increase an Adjusted Capital Account Deficit, items of Partnership income and gain will be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations under Code Section 704(b), the Adjusted Capital Account Deficit as quickly as possible. This Section is intended to comply with the qualified income offset requirement in Regulations Section 1.704-l(b)(2)(ii)(d) and will be interpreted consistently therewith. Allocations under this Section 2(c) will be comprised of a pro rata portion of each item of Partnership income (including gross income) and gain for the year.

(d) Preventative Allocation. If any Limited Partner would have a deficit Capital Account balance at the end of any taxable year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore to the Partnership on liquidation, (ii) such Limited Partner’s share of the Partnership’s Minimum Gain as of the end of such taxable year, and (iii) such Limited Partner’s share of Partner Minimum Gain as of the end of such taxable year, each such Limited Partner will be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible. Allocations under this Section 2(d) will be comprised of a pro rata portion of each item of Partnership income (including gross income) and gain for the taxable year.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be specially allocated to the Partners in proportion to their respective Partnership Percentages at the time of such allocation.

(g) Optional Adjustment to Basis - Section 754. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(h) Overall Limitation on Allocation of Net Loss. Notwithstanding any other provision of this Agreement, no Net Loss will be allocated to any Limited Partner if such allocation would cause or increase an Adjusted Capital Account Deficit in such Limited Partner’s Capital Account. If the Capital Account of any Limited Partner would have an Adjusted Capital Account Deficit at any time when the Capital Account of any other Limited Partner would not have an Adjusted Capital Account Deficit, any further Net Loss will be allocated in accordance with the respective Capital Account balances of the Limited Partners whose Capital Accounts would have no Adjusted Capital Account Deficit. In the event that the allocation of further Net Loss would cause Adjusted Capital Account Deficits in the Capital Accounts of all Limited Partners, all such Net Loss will be allocated to the General Partner.

(i) Curative Allocations. The allocations set forth in Section 2(a) through 2(h) (“Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of Net Profit, Net Loss, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners pursuant to this Agreement. In general, the Partners anticipate that this will be accomplished by specially allocating other Net Profit, Net Loss, and items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner.

3. Other Allocation Principles.

(a) Frequency. For purpose of determining the Net Profit, Net Loss, or any other item allocated to any period, Net Profit, Net Loss, and any such other item shall be determined on a daily, monthly, quarterly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

(b) Remaining Items. Any item of Partnership income, gain, loss or deduction and any other allocation not otherwise provided for in this Agreement shall be divided among the Partners in the same proportions as the Partners share Net Profit or Net Loss, as the case may be, for such period.

(c) Excess Nonrecourse Liabilities. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits are in proportion to their respective Partnership Percentages.

EXHIBIT B

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means (x) with respect to the General Partner, a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) with respect to the Company, a limited partnership which at all times since its formation and at all times thereafter (i) was and will be organized solely for the following purposes: (A) to acquire, own, hold, manage, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, the Property, and whether with unrelated third parties or with affiliated entities; (B) to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities; (C) with respect to the General Partner, to own equity interests in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses (A) and (B) above; and (D) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware (with respect to the General Partner) or to limited partnerships organized under the laws of the State of Texas (with respect to the Company) that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements); (ii) has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, or (B) with respect to the General Partner, acting as general partner of the limited partnership that owns the Property; (iii) has not had and will not have any assets other than those related to the Property or its partnership interest in the limited partnership that owns the Property, as applicable; (iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by the Loan Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, certificate of formation or limited partnership or operating agreement (as applicable); (v) if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are Single Member Bankruptcy Remote LLCs; (vi)[omitted]; (vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation or a Single Member Bankruptcy Remote LLC and such corporation or Single Member Bankruptcy Remote LLC is the managing member of such limited liability company; (viii) with respect to General Partner, is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that such entity will dissolve only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the company or the occurrence of any other event which terminates the continued membership of the last remaining member of the company in the company unless the company is continued without dissolution in a manner permitted by the limited liability company agreement or the Delaware Limited Liability Company Act (the “Act”) or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act. the bankruptcy of the managing member; (ix) has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization or relief with respect to it under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of itself or a substantial part of its property, or make any assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate; (x) has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations (provided, however, that the foregoing shall not require its members or partners to make additional capital contributions to such entity); (xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity; (xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law; (xiii) has maintained and will maintain its books, records, resolutions and agreements as official records; (xiv) except to the extent permitted under the Basic Documents, has not commingled and will not commingle its funds or assets with those of any other Person; (xv) has held and will hold its assets in its own name; (xvi) has conducted and will conduct its business in its name, (xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; provided, however, that such entity’s assets may be included in a consolidated financial statement of its Affiliates provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such entity from such Affiliates and to indicate that such entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (y) such assets shall also be listed on such entity’s’ collective balance sheet; (xviii) has paid and will pay its own liabilities, including the salaries of its own employees (if any), out of its own funds and assets; (xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable; (xx) has maintained and will maintain an arm’slength relationship with its Affiliates; (xxi) (a) if such entity owns the Property, has and will have no indebtedness other than the Loan and Permitted Indebtedness, or (b) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within sixty (60) days of the date incurred; (xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan; (xxiii) except for General Partner’s partnership interest in the Company, has not and will not acquire obligations or securities of its partners, members or shareholders; (xxiv) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks; (xxv) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person; (xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person; (xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxviii) has not made and will not make loans to any Person; (xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it; (xxx) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party (except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company); (xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt (as defined in the Loan Agreement) and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation; and (xxxii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

“Independent Director” means, in the case of a Single Member Bankruptcy Remote LLC (for the purposes of this definition, sometimes “SPE”): a natural person selected by SPE and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member

Bankruptcy Remote LLC) and shall not have been at any time during the preceding five years (i) a stockholder/partner/member of, or an officer or employee of, SPE or any of its shareholders, subsidiaries or Affiliates, (ii) a director (other than as an Independent Director of any Person that does not own any direct or indirect equity interest in SPE) of any shareholder, subsidiary or Affiliate of SPE, (iii) a customer of, or supplier to, SPE or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of SPE (other than as an Independent Director of any Person that does not own any direct or indirect equity interest in SPE).

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that the business and affairs of such entity shall be managed by or under the direction of Sole Member or one or more managers designated by Sole Member, and at all times there shall be at least two duly appointed Independent Directors, and neither the managers nor the Sole Member will, without the written consent of the Independent Director (1) take any action affecting its status as a “Special Purpose Bankruptcy Remote Entity” (as set forth in this Exhibit B) or (2) take any other “Material Action” (which for purposes hereof means any action to institute proceedings to have the such entity be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such entity or file a petition seeking, or consent to, reorganization or relief with respect to the such entity under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such entity or a substantial part of its property, or make any assignment for the benefit of creditors of such entity, or admit in writing such entity’s inability to pay its debts generally as they become due, or take action in furtherance of any such action), or, to the fullest extent permitted by law, dissolve or liquidate such entity; (iv) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of such entity (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in such entity and the admission of the transferee, if permitted pursuant to the organizational documents of such entity and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of such entity, if permitted pursuant to the organizational documents of such entity and the Loan Documents), the person acting as an Independent Director of such entity shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such entity, automatically be admitted as the sole member of such entity (the

“Special Member”) and shall preserve and continue the existence of such entity without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to such entity as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of the Loan Agreement, Sole Member may not resign and no additional member shall be admitted to such entity; (v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) such entity shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of such entity or the occurrence of any other event which terminates the continued membership of the last remaining member of such entity in such entity unless the business of such entity is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of such entity to cease to be a member of such entity or that causes Sole Member to cease to be a member of such entity (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in such entity and the admission of the transferee, if permitted pursuant to the organizational documents of such entity and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of such entity, if permitted pursuant to the organizational documents of such entity and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in such entity, agree in writing to continue the existence of such entity and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such entity, effective as of the occurrence of the event that terminated the continued membership of such member in such entity, (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of such entity and upon the occurrence of such an event, the business of such entity shall continue without dissolution; (D) in the event of dissolution of such entity, such entity shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of such entity in an orderly manner), and the assets of such entity shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause such entity or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of such entity, to compel any sale of all or any portion of the assets of such entity pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of such entity.